PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Prior to Imposition of Moratorium Grubb & Ellis Company Receives
Continued Listing Notice from NYSE
Company will benefit from moratorium and will have extended period to come into compliance with minimum share price standard; company’s business operations are unaffected.
SANTA ANA, Calif. (Feb. 27, 2009) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that prior to the NYSE’s imposition of a moratorium with respect to the minimum average trading price of listed securities, it had received notification from the NYSE on February 20, 2009 that it was not in compliance with the continued listing standard related to maintaining a minimum average closing price of $1 per share over 30 consecutive trading days.
Subsequent to receipt of this notification, the NYSE announced on February 26, 2009 that, effective immediately, it was imposing a moratorium and suspending its listing criteria with respect to maintaining a minimum average trading price. Under the NYSE’s rules prior to the moratorium, the company had a period of six months to bring its average share price back above $1.00. With the announcement of the moratorium, this six-month period will automatically be suspended, and thereby extended, and the company will have until at least December 20, 2009 to come back into compliance. During the entire cure period, the company’s common stock will continue to be listed on the NYSE, subject to compliance with other NYSE listing criteria, and a “.BC” indicator will be affixed to the GBE ticker symbol.
The company’s business operations, SEC reporting requirements and credit agreements are unaffected by the notification and the company intends to cure the deficiency and to return to compliance with the NYSE continued listing requirements.
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
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Grubb & Ellis Company
1551 N Tustin Ave, Santa Ana, CA 92705

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02/27/2009
Prior to Imposition of Moratorium Grubb & Ellis Company Receives Continued Listing Notice from NYSE
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2008, more than $3.8 billion in investor equity has been raised for these investment programs. Grubb & Ellis and its subsidiaries currently manage a growing portfolio of more than 225 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, the ability of Grubb & Ellis Company to return to compliance with the NYSE’s continued listing standards, future revenue growth, market trends, new business opportunities and investment programs, synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors, certain combined financial information regarding Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the Company’s tenant-in-common programs, in particular; (v) the reduction in borrowing capacity under the Company’s current credit facility, and the additional limitations with respect thereto; (vi) the Company’s continuing ability to make interest and principal payments with respect to its credit facility; (vii) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (viii) the success of current and new investment programs; (ix) the success of new initiatives and investments; (x) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular and (xi) other factors described in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2007 and in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the Securities and Exchange Commission (the “SEC”). The Company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company
1551 N Tustin Ave, Santa Ana, CA 92705